UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hercules Capital, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
(650) 289-3060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
HERCULES CAPITAL, INC.

Time	9:00 a.m., Pacific Time

Date	December 6, 2018

Place	Hercules Capital, Inc. 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301

Purpose
At the Special Meeting, you will be asked to (i) approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended, to the Company, which would reduce the asset coverage requirements applicable to the Company from 200% to 150% and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Record Date
You have the right to receive notice of and to vote at the Special Meeting if you were a stockholder of record at the close of business on [         ], 2018. We plan to begin mailing this Proxy Statement on or about [         ], 2018 to all stockholders entitled to vote their shares at the Special Meeting.

Voting by Proxy
Please submit a proxy card or, for shares held in “street name,” voting instruction form as soon as possible so your shares can be voted at the Special Meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” you will receive instructions for voting of shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the Special Meeting.

The enclosed Proxy Statement is also available at [                           ]. This website also includes copies of the proxy card. Stockholders may request a copy of the Proxy Statement by contacting our main office at (650) 289-3060.

By Order of the Board,

General Counsel, Chief Compliance Officer and Secretary

PROXY STATEMENT—TABLE OF CONTENTS

SPECIAL MEETING OF STOCKHOLDERS
OF
HERCULES CAPITAL, INC.

DECEMBER 6, 2018

400 HAMILTON AVENUE, SUITE 310
PALO ALTO, CALIFORNIA 94301
(650) 289-3060

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hercules Capital, Inc. (the “Company”) for use at a special meeting of the stockholders of the Company (the “Special Meeting”). The Special Meeting will be held at Hercules Capital, Inc. 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, on December 6, 2018, at 9:00 a.m. (Pacific Time), and may be adjourned and reconvened as provided in the Proxy Statement. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and the enclosed proxy card(s) are expected to be mailed on or about [         ], 2018.

PURPOSE OF SPECIAL MEETING

At the Special Meeting, you will be asked to (i) approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”), to the Company, which would reduce the asset coverage requirements applicable to the Company from 200% to 150% and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof

VOTING INFORMATION

General

THE BOARD HAS APPROVED AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE APPLICATION OF THE REDUCED ASSET COVERAGE REQUIREMENTS IN SECTION 61(A)(2) OF THE 1940 ACT TO THE COMPANY (THE “PROPOSAL”).

Voting Securities

You may cast one vote for each share of common stock of the Company that you owned as of the close of business on [         ], 2018. Shares of the Company’s common stock have equal voting rights as all other shares of the Company’s common stock and are the only class of voting securities outstanding of the Company. As of [         ], 2018, the Company had [                  ] shares of common stock outstanding.

Quorum Required

For the Company to conduct business at the Special Meeting, a quorum of stockholders of the Company must be present. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting will constitute a quorum of the Company. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares will not be voted and will not be treated as shares that are present for quorum purposes. If there are not sufficient votes for a quorum to be established, the chairman of the Special Meeting may adjourn the Special Meeting to permit further solicitation of proxies by the Company.

Votes Required

The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, is required to approve the Proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Proposal.

[1]	GENERAL

Submitting Voting Instructions for Shares Held Through a Broker, Bank, Trustee or Nominee

If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to participate in the Special Meeting, you must follow the instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee so your vote can be counted.

Discretionary Voting

Brokers, banks, trustees and nominees have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The Proposal being considered by the Company at the Special Meeting is a “non-routine” matter. If you hold your shares in “street name” through a broker, bank, trustee or nominee and do not provide your broker, bank, trustee or nominee who holds such shares of record with specific instructions regarding how to vote on the Proposal, your broker will not be permitted to exercise voting discretion with respect to the Proposal.

Please note that to be sure your vote is counted on the Proposal, you should instruct your broker, bank, trustee or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted at the Special Meeting and will not be counted as present for quorum purposes.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of the Company’s common stock, you may authorize a proxy to vote on your behalf by following the instructions provided on the enclosed proxy card. Authorizing your proxy will not limit your right to participate in the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Receipt of Multiple Proxy Cards

Some of the Company’s stockholders hold their shares in more than one account and may receive a separate proxy card or voting instruction form for each of those accounts. To ensure that all of your shares are represented at the Special Meeting, we recommend that you vote by following the instructions on each proxy card or voting instruction form that you receive.

Revoking Your Proxy

If you are a stockholder of record of the Company, you can revoke your proxy at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the Special Meeting to Hercules Capital, Inc. 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301 Attn: Melanie Grace, Secretary; (ii) submitting a later-dated proxy that we receive before the conclusion of voting at the Special Meeting; or (iii) participating in person at the Special Meeting and submitting a proxy card. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions.

VOTING INFORMATION	[2]

GENERAL INFORMATION AND CASTING YOUR VOTE

If you have any questions about the Special Meeting, voting or your ownership of the Company’s common stock, please contact Mike Hara, Investor Relations, at 650-433-5578 or send an e-mail to Melanie Grace, Secretary, at mgrace@htgc.com or call at 650-600-5405.

You may cast your vote in any of the following ways:

Internet Visit www.proxyvote.com. You will need the 16-digit control number included in the proxy card, voter instruction card or notice.	QR Code You can scan the QR Code on your proxy card to vote with your mobile phone.	Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the control number included in your proxy card.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person Attend the Special Meeting in person.

[3]	GENERAL INFORMATION

INFORMATION REGARDING THIS SOLICITATION

In addition to mail and email, proxies may be solicited personally, via the Internet or by telephone or facsimile, by regular employees of the Company. No additional compensation will be paid to such regular employees for such services. The Company has engaged Broadridge Investor Communication Solutions, Inc. to provide certain solicitation services for which it will pay a fee of $5,000 plus reimbursement of out-of-pocket expenses. The Company will bear the costs of these services. You could be contacted by telephone by the solicitor on behalf of the Company and be urged to vote. The solicitor will not attempt to influence how you vote your shares but will only ask that you take time to cast a vote.

INFORMATION	[4]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 6, 2018 the beneficial ownership of each current director, each nominee for director, our named executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 6, 2018 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 96,404,211 shares of common stock outstanding as of September 6, 2018.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

Our directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act and independent directors are all other directors.

Name and Address of Beneficial Owner	Type of Ownership	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Director
Manuel A. Henriquez(2)	Record/Beneficial	2,235,845	2.3%

Independent Directors
Robert P. Badavas(3)	Record/Beneficial	160,569	*
Jorge Titinger	Record/Beneficial	—	—
Thomas J. Fallon(4)	Record/Beneficial	61,712	*
Brad Koenig	Record/Beneficial	6,099	*
Joseph F. Hoffman(5)	Record/Beneficial	40,478	*
Doreen Woo Ho(6)	Record/Beneficial	17,236	*

Other Named Executive Officers
Scott Bluestein(7)	Record/Beneficial	356,307	*
Melanie Grace(8)	Record/Beneficial	37,764	*
David Lund	—

Executive officers and directors as a group (10 persons)(9)			3.0%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2)	Includes 285,712 shares of restricted stock and 199,983 shares of vested deferred restricted stock units and dividend equivalent shares. 1,683,578 shares of common stock held by the Henriquez Family Trust of which 862,784 shares are pledged as a security; 54,348 shares of common stock held in trusts for the benefit of Mr. Henriquez children; and 12,224 shares of common stock held in the Manuel Henriquez-Roth IRA. Mr. Henriquez disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(3)	Includes 20,000 shares of common stock that can be acquired upon the exercise of outstanding options. All shares are held of record by the Robert P. Badavas Trust of 2007, and Mr. Badavas disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(4)	Includes 25,000 shares of common stock that can be acquired upon the exercise of outstanding options . All shares are held of record by the Fallon Family Revocable Trust, and Mr. Fallon disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(5)	Includes 20,000 shares of common stock that can be acquired upon the exercise of outstanding options and 1,666 shares of restricted common stock. All shares are held of record by the Hoffman Trust, and Mr. Hoffman disclaims any beneficial ownership interest of such shares except to the extent of his pecuniary interest therein.
(6)	Includes 10,000 shares of common stock that can be acquired upon the exercise of outstanding options and 1,666 shares of restricted common stock.
(7)	Includes 109,360 shares of restricted common stock and 69,989 shares of vested deferred restricted stock units and dividend equivalent shares.
(8)	Includes 15,246 shares of restricted common stock and 11,993 shares of vested deferred restricted stock units and dividend equivalent shares.
(9)	Includes 75,000 shares of common stock that can be acquired upon the exercise of outstanding options, 281,965 shares of vested deferred restricted stock and dividend equivalent shares and 413,650 shares of restricted common stock.
*	Less than 1%.
[5]	SECURITY OWNERSHIP INFORMATION

The following table sets forth as of September 6, 2018, the dollar range of our securities owned by our directors and executive officers.

Name	Dollar Range of Equity Securities Beneficially Owned
Interested Director
Manuel A. Henriquez	Over $100,000

Independent Directors
Robert P. Badavas	Over $100,000
Jorge Titinger	—
Thomas J. Fallon	Over $100,000
Brad Koenig	$50,000 - $100,000
Joseph F. Hoffman	Over $100,000
Doreen Woo Ho	Over $100,000

Other Named Executive Officers
Scott Bluestein	Over $100,000
Melanie Grace	Over $100,000
David Lund	—

SECURITY OWNERSHIP INFORMATION	[6]

PROPOSAL

APPROVAL OF APPLICATION OF REDUCED ASSET COVERAGE REQUIREMENTS TO THE COMPANY

The Board of Directors unanimously recommends that you vote FOR the Proposal.

Background and 1940 Act Requirements

The Company is an internally managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. As a BDC, we are required to meet a minimum asset coverage ratio, reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, under the 1940 Act. Prior to March 23, 2018, Section 61(a) of the 1940 Act (which incorporates the requirements of Sections 18(a)(1) and 18(a)(2) of the 1940 Act) did not permit a BDC to issue senior securities unless, at the time of issuance, such BDC had an asset coverage ratio of at least 200% taking into account such issuance of senior securities. However, on March 23, 2018, the Small Business Credit Availability Act (the “SBCAA”) was signed into law and permits BDCs to be subject to an asset coverage ratio of at least 150%, if certain conditions are satisfied as set forth in the SBCAA. The reduced asset coverage requirement would permit a BDC to have a debt to equity ratio of a maximum of 2x (i.e. $2 of debt outstanding for each $1 of equity) as compared to a maximum of 1x (i.e. $1 of debt outstanding for each $1 of equity) under the 200% asset coverage requirement.

The SBCAA provides that in order for a BDC whose common stock is traded on a national securities exchange to be subject to the 150% asset coverage ratio, the BDC must obtain either: (i) approval of the required majority of its non-interested directors who have no financial interest in the proposal of the 150% asset coverage ratio, which would become effective one (1) year after the date of such approval, or (ii) stockholder approval (of more than 50% of the votes cast for the proposal) of the 150% asset coverage ratio, which would become effective on the first day after the date of such stockholder approval. BDCs must provide stockholders with timely notice of such approvals and must make periodic reports of the aggregate outstanding principal amounts of senior securities issued by the BDC and the asset coverage percentage as of the most recent financial statements included in that filing, the effective date of the approval of the modified asset coverage requirements, and the principal risk factors associated with the senior securities, to the extent incurred by the BDC.

On September 4, 2018, the Board, including a majority of non-interested directors who have no financial interest in the Proposal, approved the 150% asset coverage ratio, which will automatically become effective on September 4, 2019.

In addition, on September 4, 2018, the Board determined that the Proposal is in the best interests of the Company and its stockholders, and is recommending that the Company’s stockholders vote in favor of the Proposal to immediately become subject to the minimum asset coverage ratio of at least 150%, permitting the Company to double its amount of debt incurrence earlier than the current effective date of September 4, 2019, pursuant to the SBCAA. If the Proposal is approved by stockholders at the Special Meeting, the Company would become subject to an asset coverage ratio of at least 150% the day after the Special Meeting instead of on September 4, 2019. If the Proposal is not approved by the Company’s stockholders, the Company currently intends to continue to operate within the 200% asset coverage requirements in accordance with its current investment strategy until September 4, 2019.

Recommendation and Rationale

On September 4, 2018, the Board unanimously recommended that the stockholders vote in favor of the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company. The Board concluded that the Proposal is in the best interests of the Company and the stockholders. In doing so, the Board considered and evaluated various factors, including the following (each, as discussed more fully below):

•	the additional flexibility to manage capital to take advantage of attractive investment opportunities and better optimize the timing of potential equity capital raises;
•	the current venture lending landscape;
•	the potential impact (both positive and negative) on net investment income, return to stockholders, and net asset value; and
•	the additional flexibility to make required regulated investment company distributions without violating the 1940 Act.
[7]	PROPOSAL

The additional flexibility to manage capital to take advantage of attractive investment opportunities and better optimize the timing of potential equity capital raises.

The Company cannot predict when attractive investment opportunities will present themselves, and attractive opportunities may arise at a time when market conditions are not favorable to raising additional equity capital. If the Company is not able to access additional capital (either at all or on favorable terms) when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay distributions to stockholders could be adversely affected. Based on the Company’s balance sheet as of June 30, 2018, reducing the asset coverage requirements applicable to the Company from 200% to 150% would allow the Company to borrow nearly $1.3 billion in additional capital. This amount would provide additional flexibility to pursue attractive investment opportunities. The Board believes that the greater deal flow that may be achieved with this additional capital would enable the Company to participate more meaningfully in the private debt markets and to make larger loans to its portfolio companies with no loss of diversification of the overall portfolio. With more capital, the Company expects that it would, over time, be a more meaningful capital provider to the venture debt market and be able to better compete for high-quality investment opportunities with other companies having greater resources than the Company currently has.

In addition, the Board believes that the capital made available by incurring additional leverage would allow the Company to better manage its capital and to only undertake equity capital raises when market conditions are optimal for doing so.

The Board noted that over 85% of the Company’s total assets at fair value were invested in first-lien senior secured debt as of June 30, 2018, and that a portfolio comprised of such assets is well suited to take advantage of additional leverage. As a result, with additional leverage, the Company may continue to seek investments with lower absolute, but higher risk-adjusted, returns.

The Board further noted that the increase in total assets available for investment as a result of incurring additional leverage would increase the assets available for investment in assets considered “non-qualifying assets” for purposes of Section 55 of the 1940 Act, which will also give the Company greater flexibility when evaluating investment opportunities.

The current venture lending market.

The Board considered the venture lending landscape in which the Company operates. The Company’s primary competitors in providing financing to development stage, venture-backed companies include public and private funds, other BDCs, commercial and investment banks, and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of the Company’s potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. For example, some competitors may have a lower cost of funds and access to funding sources that may not be available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company, which could allow them to consider a wider variety of investments than the Company. Furthermore, many of the Company’s competitors are not subject to the regulatory restrictions to which the Company is subject under the 1940 Act. Enabling the Company to incur additional indebtedness is expected to increase the competitiveness of the Company. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Company does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced.

The potential impact (both positive and negative) on net investment income, return to stockholders, and net asset value.

We believe having the operating flexibility to incur additional leverage is in the best interests of our stockholders because it would permit us to increase our net investment income with a larger investment portfolio as well as enable us to use lower cost debt capital and optimize the timing of additional higher cost equity capital raises. Increasing our net investment income will enable us to more easily maintain and/or increase our distributions to stockholders from net investment income, and together with raising future equity capital on more favorable terms and conditions, should enable us to augment the returns to our stockholders through a higher return on equity.

However, the Board noted that the converse was also true and, if the Company’s net investment income or the value of the Company’s assets decreased, additional leverage would cause the Company’s income and/or net asset value to decline more sharply than it otherwise would have if the Company did not employ such additional leverage, increasing the risk of investing in the Company’s common stock. In addition, the Company would have to service any additional debt that it incurs, including interest expense on debt and dividends on preferred stock, that the Company may issue, as well as the fees and costs related to the entry into or amendments to debt facilities. These expenses (which may be higher than the

PROPOSAL	[8]

expenses on the Company’s current borrowings due to the rising interest rate environment) would decrease net investment income, and the Company’s ability to pay such expenses will depend largely on the Company’s financial performance and will be subject to prevailing economic conditions and competitive pressures.

Additional flexibility to make required regulated investment company distributions without violating the 1940 Act.

Prior to the passage of the SBCAA, the 1940 Act prohibited BDCs from declaring any dividend or other distribution to holders of any class of capital stock, in the case of debt securities, or common stock, in the case of preferred stock, unless the asset coverage with respect to such senior securities was at least 200%. By lowering the asset coverage requirement to 150%, the Company will have additional flexibility, subject to compliance with the covenants under any debt facilities, to continue making the distributions to stockholders required to maintain its qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. This additional flexibility may be helpful in circumstances where the value of the Company’s assets, and thus the Company’s asset coverage, declines, but the level of the Company’s net investment income remains relatively constant (i.e., the Company continues to have cash available to make any necessary distributions to stockholders). If the Company were to fail to make required distributions and no longer qualify as a regulated investment company, the Company would be subject to corporate-level U.S. federal income taxes.

We expect to continue to be prudent in our utilization of leverage. Once the increase in leverage is effected, we initially intend to have a target leverage ratio range of 0.95x to 1.25x as compared to our current target leverage ratio range of 0.75x to 0.95x. We anticipate incurring additional leverage through both long-term and short-term debt with floating and fixed interest rates to optimize our cost of capital and the amount of debt outstanding. Our primary goal in using higher leverage is to grow our investment portfolio while capitalizing on the strong demand for venture growth stage lending as well as using lower cost debt capital thereby delaying higher cost equity capital raises until we believe conditions are optimal for such an equity raise. We expect to use proceeds from prepayments and repayments, as well as proceeds from equity capital raises, to reduce our leverage outstanding but may also maintain liquidity and borrowing capacity in anticipation of new investment fundings.

[9]	PROPOSAL

ILLUSTRATIONS OF THE EFFECT OF LOWERING THE REQUIRED ASSET COVERAGE RATIO

Leverage Tables

The following table illustrates the effect of leverage on returns from an investment in the Company’s common stock assuming that the Company employs (1) its actual asset coverage ratio as of June 30, 2018, (2) a hypothetical asset coverage ratio of 200%, and (3) a hypothetical asset coverage ratio of 150%, each at various annual returns on the Company’s portfolio as of June 30, 2018, net of expenses. The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below.

	Annual Return on Our Portfolio (Net of Expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to common stockholder assuming actual asset coverage as of June 30, 2018 (252.7%)(1)	(23.57%)	(14.27%)	(4.97%)	4.34%	13.64%
Corresponding return to common stockholder assuming 200% asset coverage(2)	(29.09%)	(18.05%)	(7.00%)	4.04%	15.08%
Corresponding return to common stockholder assuming 150% asset coverage(3)	(44.94%)	(28.90%)	(12.85%)	3.19%	19.24%
(1)	Assumes $1,792 million in total assets, $818 million in debt outstanding, $963.7 million in stockholders’ equity, and an average cost of funds of 5.85%, which is the approximate average cost of borrowed funds, including our Small Business Administration (“SBA”) debentures, 4.625% notes due 2022 (the “2022 Notes”), 6.25% notes due 2024 (the “2024 Notes”), 5.25% notes due 2025 (the “2025 Notes”), fixed rate asset-backed notes (the “2021 Asset Backed Notes”), 4.375% convertible notes due 2022 (the “2022 Convertible Notes”), $120.0 million revolving senior secured credit facility with Wells Fargo Capital Finance, LLC (the “Wells Facility”), and $100.0 million revolving senior secured credit facility with MUFG Union Bank, N.A. (the “Union Bank Facility,” and, together with the Wells Facility, the “Credit Facilities”) for the period ended June 30, 2018. Actual interest payments may be different.
(2)	Assumes $2,128 million in total assets including debt issuance costs on a pro forma basis, $1,154 million in debt outstanding, $963.7 million in stockholders’ equity, and an average cost of funds of 5.85%, which is the approximate average cost of borrowed funds, including our SBA debentures, 2022 Notes, 2024 Notes, 2025 Notes, 2021 Asset-Backed Notes, 2022 Convertible Notes, and Credit Facilities for the period ended June 30, 2018, along with the hypothetical estimated incremental cost of debt that would be incurred on offering the maximum permissible debt under the 200% asset coverage. Actual interest payments may be different.
(3)	Assumes $3,092 million in total assets including debt issuance costs on a pro forma basis, $2,118 million in debt outstanding, $963.7 million in stockholders’ equity, and an average cost of funds of 5.85%, which is the approximate average cost of borrowed funds, including our SBA debentures, 2022 Notes, 2024 Notes, 2025 Notes, 2021 Asset-Backed Notes, 2022 Convertible Notes, and Credit Facilities for the period ended June 30, 2018, along with the hypothetical estimated incremental cost of debt that would be incurred on offering the maximum permissible debt under the 150% asset coverage. Actual interest payments may be different.

Fees and Expenses Table

The following table is intended to assist stockholders in understanding the various costs and expenses that an investor in the Company’s common stock will bear, directly or indirectly, assuming that the Company employs (1) its actual asset coverage ratio as of June 30, 2018, (2) a hypothetical asset coverage ratio of 200%, and (3) a hypothetical asset coverage ratio of 150%. However, the Company cautions you that some of the percentages indicated in the table below are estimates and may vary. The footnotes to the fee table state which items are estimates. Except where the context suggests otherwise, stockholders will indirectly bear such fees or expenses.

Estimated Annual Expenses (as a percentage of net assets attributable to common stock):(1)	Actual asset coverage as of June 30, 2018 (252.7%)(2)	200% asset coverage(3)	150% asset coverage(4)
Operating expenses(5)(6)	6.01%	7.63%	11.09%
Interest and fees paid in connection with borrowed funds(7)	5.58%	7.91%	14.52%
Total annual expenses(8)	11.59%	15.54%	25.61%
(1)	“Net assets attributable to common stock” equals the weighted average net assets for the six-months ended June 30, 2018, which is approximately $853.2 million.
(2)	Expenses for the “Actual asset coverage as of June 30, 2018 (252.7%)” column are based on actual expenses incurred for the six-months ended June 30, 2018, annualized for a full year.
ILLUSTRATIONS	[10]

(3)	Expenses for the “200% asset coverage” column are based on hypothetical expenses for the six-months ended June 30, 2018, which assume a hypothetical asset coverage ratio of 200%, the maximum amount of borrowings that currently could be incurred by the Company, annualized for a full year. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.
(4)	Expenses for the “150% asset coverage” column are based on hypothetical expenses for the six-months ended June 30, 2018, which assume a hypothetical asset coverage ratio of 150%, the maximum amount of borrowings that could be incurred by the Company upon effectiveness of the 150% asset coverage requirements to the Company, annualized for a full year. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.
(5)	“Operating expenses” represents our estimated operating expenses by annualizing our actual operating expenses incurred for the six-months ended June 30, 2018, including all fees and expenses of our consolidated subsidiaries and excluding interests and fees on indebtedness. Operating expense growth under the 200% and 150% asset coverage columns are estimated using the average of the Company’s actual historical operating expenses as a percentage of total assets averaged for the last 8 quarters, and assuming full immediate reinvestment of the debt proceeds that would be obtained from maximizing the amount of debt that could be raised.
(6)	We do not have an investment adviser and are internally managed by our executive officers under the supervision of the Board. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(7)	“Interest and fees paid in connection with borrowed funds” represents our estimated interest, fees and credit facility expenses by annualizing our actual interest, fees, and credit facility expenses incurred for the six-months ended June 30, 2018, including the Wells Facility, the Union Bank Facility, the 2022 Notes, the 2024 Notes, the 2025 Notes, the 2022 Convertible Notes, the 2021 Asset-Backed Notes and the SBA debentures. For the purposes of the 200% and 150% asset coverage column, we have assumed the maximum permissible debt is raised using the cost of debt on our most recent debt offering in April 2018 for our 2025 Notes, along with the cost of debt on the existing facilities.
(8)	“Total annual expenses” is the sum of “operating expenses,” and “interest and fees paid in connection with borrowed funds.” “Total annual expenses” is presented as a percentage of weighted average net assets attributable to common stockholders because the holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) bear all of our fees and expenses, including the fees and expenses of our wholly-owned consolidated subsidiaries, all of which are included in this fee table presentation.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock, assuming (1) its actual asset coverage ratio as of June 30, 2018, (2) a hypothetical asset coverage ratio of 200%, and (3) a hypothetical asset coverage ratio of 150%. These amounts are based upon our payment of annual operating expenses at the levels set forth in the table above and assume no additional leverage.

	1 Year	3 Years	5 Years	10 Years
Based on the Actual Asset Coverage as of June 30, 2018 (252.7%)
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$140	$337	$509	$854
Based on 200% Actual Asset Coverage
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$173	$418	$616	$962
Based on 150% Actual Asset Coverage
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$255	$586	$805	$1,082

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or lesser than 5%. In addition, while the example assumes reinvestment of all distributions at net asset value (“NAV”), participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below NAV.

Required Vote

The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy, is required to approve the Proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Proposal.

THE BOARD HAS APPROVED AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPLICATION OF THE REDUCED ASSET COVERAGE REQUIREMENTS IN SECTION 61(A)(2) OF THE 1940 ACT TO THE COMPANY.

[11]	ILLUSTRATIONS

OTHER BUSINESS

The Board knows of no other matter that is likely to come before the Special Meeting or that may properly come before the Special Meeting, apart from the consideration of an adjournment.

If there appears not to be enough stockholders present in person or by proxy for a quorum or to approve the Proposal at the Special Meeting, the chairman of the Special Meeting without a vote of stockholders, or the Stockholders who are present in person or by proxy, may vote to adjourn the Special Meeting to permit the further solicitation of proxies. The person(s) named as proxies will vote proxies held by them for such adjournment.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal at our 2019 annual meeting of stockholders pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to Hercules at our address in Palo Alto, California, and we must receive the proposal on or before January 29, 2019, in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. The submission of a proposal does not guarantee its inclusion in our Proxy Statement or presentation at the 2019 annual meeting of stockholders.

Under our current Bylaws, nominations for directors and proposals of business, other than those to be included in our proxy materials following the procedures described in Rule 14a-8, may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required in our Bylaws. Except as noted below, to be timely, proposals and nominations with respect to the 2019 annual meeting of stockholders must be delivered to our secretary no earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. For the 2019 annual meeting of stockholders, we must receive such proposals and nominations no earlier than December 30, 2018 and no later than January 29, 2019. If the date of the annual meeting has been changed by more than thirty calendar days from the first anniversary of the date of the preceding year’s annual meeting, stockholder proposals or director nominations must be so received no earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Proposals must comply with the other requirements contained in our Bylaws, including supporting documentation and other information. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2019 annual meeting of stockholders should be addressed to Melanie Grace, Secretary, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DELIVERY OF PROXY MATERIALS

Please note that only one copy of the Proxy Statement may be delivered to two or more stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by writing to us or by calling us at (650) 289-3060. Please direct your written requests to Melanie Grace, Secretary, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

AVAILABLE INFORMATION

Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available, without charge, on our website at http://investor.htgc.com/sec-filings or upon request by writing to the Company or by calling the Company at (650) 289-3060. Please direct written requests to Melanie Grace, Secretary, at the Company, Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. A reasonable fee will be charged for copies of request exhibits. Copies of such reports are also posted without charge on the SEC’s website at www.sec.gov.

OTHER BUSINESS	[12]

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 5, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E51330-S76178 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERCULES CAPITAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

Vote on Proposal

NOTE: Transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

E51331-S76178

HERCULES CAPITAL, INC.
Special Meeting of Stockholders
December 6, 2018
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Manuel A. Henriquez and Scott Bluestein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HERCULES CAPITAL, INC. (the "Company") that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 A.M., PT on December 6, 2018, at Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side